EXHIBIT 99.1

ATMI Reports Fourth Quarter and Fiscal Year 2009 Financial Results

  4Q revenues of $84.6 million; earnings per diluted share of $0.22
  2009 revenues of $254.7 million; loss per diluted share of $0.21

DANBURY, Conn., Feb. 3, 2010 (GLOBE NEWSWIRE) -- ATMI, Inc. (Nasdaq:ATMI) today reported financial results for the fourth quarter and full year 2009.

Revenues were $84.6 million for the fourth quarter of 2009, compared with $70.1 million in the fourth quarter of 2008. Included in revenues for the fourth quarter of 2009 were approximately $4.5 million related to a multi-year take-or-pay agreement with a large customer; in the fourth quarter of 2008, revenues related to this agreement were $3.4 million. Earnings per diluted share were $0.22, compared with $0.10 per diluted share in the fourth quarter of 2008.

For the year ended December 31, 2009, revenues were $254.7 million, compared with $339.1 million in 2008. Loss per diluted share was $0.21 in 2009, inclusive of non-recurring expense items recognized in earlier quarters during the year totaling $0.23 per diluted share, compared with earnings per diluted share of $1.04 in 2008.

"2009 was a challenging year in all markets and regions. We were fortunate to enter the downturn in a strong position, which allowed us to maintain the pace of our strategic investments, in particular, keeping R&D spending consistent year over year," said Doug Neugold, ATMI Chief Executive Officer and President. "With the support of key customers, we increased and improved our High Productivity Development semiconductor R&D capabilities. Given the opportunities available in the advanced technology generations, for 2010 we are planning for an $8 - $10 million increase in R&D spend. For ATMI, differentiated growth should come from the high-end, very high-performing devices where our customers need the advanced materials and process integration expertise that ATMI offers, and which is the focus of our High Productivity Development investments. 2010 should be a year of growth, with many forecasters predicting healthy wafer start increases that should help strengthen our base business. We expect to see the pace of new technology adoption accelerate as we move through 2010."

"Greater-than-market revenue growth during the quarter was driven by strong demand for our products used in copper processes as well as our NOWPak® products, which are primarily used in flat panel display applications," said Tim Carlson, Chief Financial Officer. "We exited what was a very difficult year having achieved our cost reduction and deferral targets and having generated cash from operations. We maintain a strong balance sheet that provides us with the financial flexibility to pursue business development opportunities."

A conference call (dial-in: 877.766.0748) discussing the Company's financial results and business outlook will begin at 11:00 a.m. Eastern time, February 3, 2010. A replay of the call will be available for 48 hours at 800.642.1687 (access code 52743121). An audio webcast of the conference call will be available for 30 days on atmi.com.

About ATMI

ATMI, Inc. provides specialty semiconductor materials, and high-purity materials handling and delivery solutions designed to increase process efficiencies for the worldwide semiconductor, flat panel, and life sciences industries. For more information, please visit http://www.atmi.com.

ATMI, the ATMI logo, and NOWPak are trademarks or registered trademarks of Advanced Technology Materials, Inc., in the United States, other countries or both.

The ATMI, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5254

Statements contained herein that relate to ATMI's future performance, including, without limitation, statements with respect to ATMI's anticipated results of operations or level of business for 2010 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are subject to certain risks, uncertainties, and assumptions, including, but not limited to, changes in semiconductor industry growth (including, without limitation, wafer starts) or ATMI's markets; competition, problems, or delays developing, commercializing and delivering new products; problems or delays in integrating acquired operations and businesses; uncertainty in the credit and financial markets; and other factors described in ATMI's Form 10-K for the year ended December 31, 2008, and other subsequent filings with the Securities and Exchange Commission.  Such risks and uncertainties may cause actual results to differ materially from those expressed in our forward-looking statements. ATMI undertakes no obligation to update any forward-looking statements.

ATMI, INC.
SUMMARY STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues	$84,637	$70,095	$254,704	$339,063
Cost of revenues	46,229	37,663	152,520	172,551
Gross profit	38,408	32,432	102,184	166,512
Operating expenses:
Research and development	8,932	10,053	37,162	37,809
Selling, general, and administrative	18,700	20,955	76,359	88,781
Total operating expenses	27,632	31,008	113,521	126,590

Operating income (loss)	10,776	1,424	(11,337)	39,922

Other income (expense), net	(113)	402	(2,319)	224

Income (loss) before income taxes	10,663	1,826	(13,656)	40,146

Provision (benefit) for income taxes	3,694	(1,374)	(6,996)	6,819

Net income (loss)	$6,969	$3,200	($6,660)	$33,327

Diluted earnings (loss) per share	$0.22	$0.10	($0.21)	$1.04

Weighted average shares outstanding - diluted	31,895	31,661	31,398	32,078

ATMI, INC.
SUMMARY BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2009	2008

Assets
Cash & marketable securities (1)	$97,388	$92,365
Accounts receivable, net	44,184	42,229
Inventories, net	53,761	55,986
Other current assets	38,254	27,379
Total current assets	233,587	217,959
Property, plant, and equipment, net	124,609	136,425
Marketable securities, non-current (1)	10,590	3,655
Other assets	90,790	95,025
Total assets	$459,576	$453,064

Liabilities and stockholders' equity
Accounts payable	$14,788	$12,867
Other current liabilities	14,895	14,997
Total current liabilities	29,683	27,864
Non-current liabilities	18,403	16,303
Stockholders' equity	411,490	408,897
Total liabilities & stockholders' equity	$459,576	$453,064

(1) Total cash and marketable securities equaled $108.0 million and $96.0 million at December 31, 2009 and December 31, 2008, respectively.

CONTACT:  ATMI, Inc.
          Dean Hamilton, Director, ATMI Investor Relations &
           Corporate Communications
          203.207.9349
          203.794.1100 x4202
          dhamilton@atmi.com